SHAREHOLDER LETTER
A message from our Chief Executive Officer

COVID-19

This year’s letter was nearly complete when I started to take notice of a new virus that had been causing considerable damage in China and was starting to spread to other countries. At that time, experts were not overly concerned about the impact in the United States but by late February, we were starting to prepare a contingency plan just in case, hoping that plan would not be necessary. The new virus began to spread rapidly in the United States soon after and we began to implement our plan. By March 17, almost all of our team members were working from home, many for the first time. After spending March and April in crisis mode, I am now getting back to finishing this letter.

In some respects, our business is well suited to survive an event like this. First, our revenue is generated from our loan portfolio, which includes new loans as well as those originated in the past that still have a balance outstanding. Should new loan originations sharply decline as a result of this crisis, our revenue would not decline in the same proportion immediately, but would instead decline gradually over time. This consistent revenue stream helps us to avoid making drastic reductions in expenses that could be damaging to our business and culture long term. Second, we have historically been conservative. We have kept our profit margins strong and have used a modest amount of debt to fund our loan originations. Having strong profit margins and using debt modestly means we have what we believe to be a large margin of safety. We can absorb a much greater decline in our critical business metrics as compared to many other companies and still live to fight another day. Finally, we have an important product and an amazing culture. Our people are our biggest strength and this has never been more evident than during this challenging period.

However, this crisis also presents significant challenges. Our customers are individuals who are considered to be high risk from a credit perspective; many of them have been severely impacted or are likely to be impacted in the future by this crisis. Our future profitability is largely a function of how much cash we collect from our loan portfolio, an amount we do not know with certainty, even in the best of times. The COVID crisis makes our prediction of loan cash flows even more uncertain. While our experience during the 2007-2009 financial crisis provides us with some relevant experience, there can be no assurance the impact of this crisis will mirror that one.

As I detail below, prior to the COVID-19 outbreak, our biggest challenge was a difficult competitive environment. The impact of the competitive environment can be seen in every operational and financial metric presented in this letter. As I do every year, I will discuss our long history and show how we have responded to the many challenges we have faced over the years. But, although we have a long history of meeting challenges successfully, the current crisis will very likely be the toughest one yet.

GAAP Results

During 2019, we completed our 27th full year as a public company. Over those 27 years, GAAP net income per share (diluted) has grown at a compounded annual rate of 21.0%, with an average annual return on equity of 23.5%. We have done even better over the last 18 years: GAAP net income per share (diluted) has grown at a compounded annual rate of 25.6%, with an average annual return on equity of 28.4%.

Last year, GAAP net income per share (diluted) grew 17.6% to $34.57, with a return on equity of 29.8%.

The table below summarizes our GAAP results for 1992–2019:

	GAAP net income per share (diluted)	Year-to-year change in GAAP net income per share	Return on equity[1]
1992	$0.20		24.1%
1993	$0.29	45.0%	25.6%
1994	$0.49	69.0%	31.5%
1995	$0.68	38.8%	21.5%
1996	$0.89	30.9%	18.7%
1997	$0.03	-96.6%	0.6%
1998	$0.53	1,666.7%	9.5%
1999	$(0.27)	-150.9%	-3.9%
2000	$0.51	—	9.1%
2001	$0.57	11.8%	9.1%
2002	$0.69	21.1%	10.1%
2003	$0.57	-17.4%	7.5%
2004	$1.40	145.6%	18.4%
2005	$1.85	32.1%	21.8%
2006	$1.66	-10.3%	20.2%
2007	$1.76	6.0%	23.1%
2008	$2.16	22.7%	22.2%
2009	$4.62	113.9%	35.6%
2010	$5.67	22.7%	34.8%
2011	$7.07	24.7%	40.0%
2012	$8.58	21.4%	37.8%
2013	$10.54	22.8%	38.0%
2014	$11.92	13.1%	37.0%
2015	$14.28	19.8%	35.4%
2016	$16.31	14.2%	31.1%
2017	$24.04	47.4%	36.9%
2018	$29.39	22.3%	31.7%
2019	$34.57	17.6%	29.8%

Compound annual growth rate 1992–2019		21.0%
Average annual return on equity 1992–2019			23.5%
1Return on equity is defined as GAAP net income for the applicable period divided by average shareholders’ equity for such period.

BACKGROUND

Credit Acceptance works with car dealers nationwide to enable them to sell vehicles to consumers who wish to finance their vehicle purchase. We allow the dealer to finance any customer, regardless of his or her credit history. This gives the dealer the ability to sell a vehicle to a customer that, without us, the dealer may have to turn away. The incremental sale creates incremental profit for the dealer, and the potential for incremental repeat and referral business.

The benefit of our program from the customer’s perspective is also significant. We provide an opportunity for our customers, many of whom have been turned down for financing from other lenders, to purchase a vehicle and establish or reestablish a positive credit history, thereby moving their financial lives in a positive direction.

Our company, like most of our competitors, is an indirect auto finance company, which means the financing contract is originated by the auto dealer and immediately assigned to us in exchange for compensation. The transaction between the dealer and the consumer is technically not a loan, but instead something called a retail installment contract. However, for simplicity and to conform to the language we use in our disclosures, I will refer in this letter to retail installment contracts as loans and to indirect auto finance companies as lenders.

The auto finance market is large and fragmented, with over $1.2 trillion in outstanding balances as of December 31, 2019. We compete with banks, credit unions, auto finance companies affiliated with auto manufacturers, and independent auto finance companies. Our approach to the market is unique for two reasons. First, every customer, regardless of credit history, is offered an opportunity to purchase a vehicle. Second, for most of the vehicle sales we finance, the dealer shares in the cash flows from the loan. (Dealers are compensated by receiving 80% of all net collections throughout the life of a loan.) This is a critical element of our success as it creates an alignment of interests. The dealer benefits if the loan is repaid and the customer’s credit is reestablished. Therefore, the dealer has an incentive to sell a vehicle at a price the customer can afford and a vehicle that will last the term of the loan. In addition, the dealer has an incentive to help the customer after the sale if there are issues with the vehicle.

HISTORY

Credit Acceptance was founded in 1972 by our former Chairman of the Board, Don Foss. From 1972 through the early 1990s, there were very few companies attempting to serve the market segment that Don had identified. As a result, during this period we had an almost unlimited opportunity to write new business at very high levels of profitability. Following our initial public stock offering in June of 1992, our business grew rapidly. Over the next four years, earnings per share (diluted) grew at a compounded annual rate of 45.2% per year, from $0.20 in 1992 to $0.89 in 1996.

But our reported results during this period did not reflect the true economic performance of our business, which was rapidly deteriorating. Following our initial public offering, we began to see a dramatic increase in competition, in part inspired by our prior success. In 1993 and 1994, the loans we were originating were still very profitable. But by the end of 1995, this was no longer true. Because we did not have the right tools in place to monitor the profitability of the loans we were originating, we continued to grow rapidly in 1995, 1996 and most of 1997.

During the third quarter of 1997, we installed a new system that provided us with the data we needed to begin forecasting the future cash flows expected from each loan. While our initial efforts at forecasting were not perfect, obtaining this new capability was a key milestone in our history. But before we could take full advantage of it, we first had to repair the damage caused by our prior mistakes. In the third quarter of 1997, we recorded a $60.0 million charge to reflect our revised estimate of the cash flows our loan portfolio would generate. The charge caused a loss of $27.7 million for the quarter. I and Doug Busk, who is still a key member of our leadership team, traveled all over the country meeting with lenders and rating agencies to explain what had occurred and plead for mercy. It was a humbling experience and one I promised myself I would not repeat. While our lenders agreed to waive our covenant violations, it was clear the period of easily accessible capital had come to an end. Our share price, which had peaked at $28.75 per share in October of 1995, had fallen to a low of $3.00 per share in October of 1997.

We spent much of 1998 and 1999 reducing our debt balances and using the insights we had learned from our new system to invest our existing capital in loans that would be more profitable. We eliminated unprofitable dealer relationships and began to establish advance rates on new loans that reflected the cash flows we were forecasting from those loans. (An advance is the amount paid to dealers when loans are originated.) We made steady progress, greatly assisted by the fact that many of our competitors had made even worse mistakes and were forced to exit our market entirely.

Our mistakes from the past, however, were not yet behind us, and in 1999 we recorded an additional $60.8 million charge reflecting even lower estimated cash flows for loans originated in 1995–1997 than we had recorded previously. This charge caused a loss for the third quarter of 1999 of $33.6 million and a loss of $12.6 million for the year, a result which would have been worse if not for a $10.0 million after-tax gain from the sale of a credit reporting business we had acquired in 1996. The loss made 1999 the only unprofitable year in our history. While this disappointing result made our job of obtaining additional capital more difficult, this obstacle was less important than it had been in 1997. We had repaid a significant portion of our debt and were more focused on investing the capital we did have at a higher rate of return.

Another important milestone occurred in 1999. Tom Tryforos joined our Board. My relationship with Tom goes back to the early 1990s. Tom invested in Credit Acceptance shortly after our initial public offering and shrewdly sold his investment as competition in our market began to intensify. He was able to exit with a nice profit on his investment. I spent a fair amount of time in investor relations during this period and, although I was inexperienced, I was smart enough to recognize that Tom was different from any other investor I had met. He had an annoying knack of asking questions that I realized were of critical importance but that I had never thought to ask myself. I lost contact with him for a few years after he sold his position, but he resurfaced again in 1997 after our share price had dropped. He had decided to reinvest, and I began speaking to him on a regular basis. I took the opportunity to learn as much as I could from Tom, and his influence made a significant difference not only in my career but also in the Company’s success in the years that followed. The Company’s relationship with Tom was formalized in July of 1999, when he joined our Board. Not only was Tom still asking all the right questions, but he was now helping us find the answers. One of the first changes he made as a Board member was to establish a minimum required return on capital. The message was clear: If we couldn’t earn more than our cost of capital, we needed to give that capital back to shareholders. This message got our attention, since at the time we weren’t meeting his minimum requirement.

In 2000, we continued to focus on improving our return on capital. By the end of 2000, we had undergone a dramatic transformation. From 1992 until 1997, the amount of capital we required increased at a remarkable rate. At year-end 1992, we had had $42 million in capital invested. By year-end 1997, that number had grown to $641 million. Over that same period, we had gone from writing loans that produced returns on capital in excess of 20% to writing those that barely earned a return at all. By the end of 2000, invested capital had declined to $414 million, but for the first time in many years, the return on capital of the loans we originated during the year exceeded our cost of capital. By only investing our capital when we could earn an appropriate return, we went from consuming capital rapidly to generating excess capital, which we used to continue repaying outstanding debt. After showing a loss of $12.6 million in 1999, or $0.27 per share (diluted), we reported earnings for 2000 of $22.5 million, or $0.51 a share (diluted).

With Tom’s help, we found another important way to use our capital: We began to repurchase our shares. From August of 1999, when our share repurchase program began, through the end of 2000, we repurchased over 3.8 million shares of stock at an average price of $5.24. Based on our share price today, the shares we repurchased for just over $20 million during that period are now worth over $1.3 billion. Tom earned his Board fees that year, which at the time were $1,500 per quarter.

In 2001, we began to grow our loan volumes again. By this time, we had transformed our sales force from a small team located at our headquarters to a much larger, field-based team located in the markets we served. During that year, we implemented our Internet-based loan origination system, called CAPS, which enabled us to greatly simplify our program and make it easier for dealers to use. CAPS allowed us to implement even more precise pricing based on the individual characteristics of each application we received, and allowed us to provide offers to the dealer much faster. Perhaps most important, CAPS made it easier for us to experiment, and we began piloting different requirements for new loans, including writing longer-term loans than we had previously. In 2001, we grew loans receivable by 21.8% and we reported earnings of $24.7 million, or $0.57 a share.

I was named CEO in January of 2002. Over the next 18 years, GAAP net income per share (diluted) increased at a compounded annual rate of 25.6%. We faced challenges during this period, many of which related to the impact of competitive and economic cycles. I will discuss these cycles in more detail in the next section. But over the last 18 years, we succeeded in spite of the challenges. We continued to focus on investing our capital wisely, and consistently earned a return on capital well above its cost, even in years when our loans performed worse than we expected. We gave even more attention to our core business, exiting several non-core businesses that we had started prior to 2002. We continued to use excess capital to repurchase stock, buying approximately 30.5 million shares from 2001 to 2019. But mostly, we focused on applying the many lessons we had learned over the years to improve our product and our culture. Today, we have a product that provides enormous benefits to our dealers and our customers, and a culture that attracts talented people to our company and enables them to perform to their potential. Our work environment has been recognized for each of the last seven years by Fortune magazine in its annual list of 100 Best Companies to Work For.

IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE

It is important for shareholders to understand the impact of the external environment on our performance. Both competitive cycles and economic cycles have affected our results historically and are likely to do so in the future.

Competitive cycles

We have gone through several cycles of competition. From 1972 through the early 1990s, we had very little competition. This changed following our initial public offering in 1992, as I described earlier. In late 1997, competition retreated when capital became unavailable. But competition started to return in 2003. The environment became increasingly difficult as it became easier for competitors to obtain capital. The cycle came to a halt toward the end of 2007, when capital markets tightened as result of the financial crisis.

In contrast to the poor results we delivered during the first cycle, we produced very good ones during the 2003–2007 cycle. We had improved many important aspects of our business between the first and second cycles, including our ability to predict loan performance, deploy risk-adjusted pricing, monitor loan performance and execute key functions consistently.

As a result of the increasingly difficult competitive environment, and our reluctance to increase the money we advanced to dealers for the loans (since larger advances would have diminished our margin of safety), volume per dealer declined 41.7% from 2003 to 2007. In order to grow, we focused on increasing the number of active dealers. This strategy was successful—the number of active dealers in 2007 was triple the number in 2003, and GAAP net income per share (diluted) more than tripled, to $1.76 in 2007 from $0.57 in 2003.

The cycle ended in late 2007. In contrast to the first cycle, which ended when capital providers understandably lost confidence in the industry as a result of poor financial results, this cycle ended for reasons that had little to do with anything that occurred in our industry. Instead, this cycle ended as a result of the financial crisis triggered by the collapse of the housing market. Capital again began to retreat from our industry, and many of our competitors either exited the market entirely or dramatically reduced originations. Competition began to return to our market in 2010, but the environment nevertheless remained favorable in that year and in 2011. As a result, we made considerable progress during the 2007–2011 period. The following table compares the results from each of the two periods:

	Active dealers			GAAP net income per share (diluted)
Period	Start of period	End of period	Compound annual growth rate	Start of period	End of period	Compound annual growth rate
2003–2007	950	2,827	31.3%	$0.57	$1.76	32.6%
2007–2011	2,827	3,998	9.1%	$1.76	$7.07	41.6%

Although we had success during both periods, GAAP net income per share grew more rapidly during the 2007–2011 period. While the number of active dealers grew more slowly than it had in 2003–2007, the lack of significant competition allowed us to reduce advance rates and dramatically improve per unit profitability. Our performance during this period was even more impressive when you consider it occurred in a difficult economic environment and during a period when we were capital-constrained because of the disruption the financial crisis had caused in the capital markets.

The favorable competitive environment began to change rapidly starting in 2012 as capital returned to our market. By 2013, the number of vehicles financed for customers with subprime credit scores—one indicator of the degree of competition—had surpassed the comparable number in 2007, the last year of the prior cycle. Since 2013, the competitive environment has continued to be difficult.

As we did in the 2003–2007 cycle, we have again focused on growing our profits by growing the number of active dealers. This strategy has become more difficult with time due to the challenge of increasing a larger active dealer base at the same rate. When the last cycle started, in 2003, we had only 950 active dealers. By 2011, the number had grown to 3,998. Despite the much larger dealer base, our strategy has again produced impressive growth in GAAP net income per share, although such growth has been slower in the 2011–2019 period than in the prior two periods. The table below updates the previous table with the results for 2011–2019:

	Active dealers			GAAP net income per share (diluted)
Period	Start of period	End of period	Compound annual growth rate	Start of period	End of period	Compound annual growth rate
2003–2007	950	2,827	31.3%	$0.57	$1.76	32.6%
2007–2011	2,827	3,998	9.1%	$1.76	$7.07	41.6%
2011–2019	3,998	13,399	16.3%	$7.07	$34.57	21.9%

The current cycle has now lasted longer than either of the prior two cycles. The longer the cycle continues and the larger our active dealer base becomes, the more difficult it will be to grow active dealers. This is seen in our results for the last three years, when the number of active dealers grew at the single-digit rates of 9.6% in 2017, 8.5% in 2018 and 7.0% in 2019. I discuss this challenge in more detail in a later section.

In last year’s letter, I stated that it was hard to see anything on the horizon that would cause this current competitive cycle to end. It now seems likely that the COVID-19 crisis will have some impact on competition. The impact depends on the severity and duration of the crisis and the degree to which capital providers become more cautious about our industry. If the crisis has only a modest impact on loan performance, it seems reasonable to expect that capital will be available to support the industry and the difficult competitive environment will continue. If the impact is more severe, it is likely the competitive environment will become more favorable.

Economic cycles

Economic cycles affect our business as well. Increases in the unemployment rate put downward pressure on loan performance, and conditions in the capital markets make it more difficult to access the capital we need to fund our business.

From 1972 through 1991, the United States experienced two significant increases in the unemployment rate. The first occurred in 1974–1975 and the second in 1980–1982. However, the information we accumulated during these periods was largely anecdotal, as we did not capture loan performance data during this early stage of the Company’s development.

We began to capture loan performance data in 1991 (although we did not have the tools to adequately assess this data until 1997). The period from 1991 through April of 2008 was a time of relatively stable unemployment levels. The only significant increase in unemployment rates occurred in 2001. But that was a year in which we made major changes to our origination systems and loan programs that made it harder for us to draw clear conclusions from what we observed. As a result, prior to the economic downturn that began to unfold in 2007, we had only a limited ability to predict the impact of sharply rising unemployment rates on our loan portfolio.

One conclusion we did draw (from the limited information we had accumulated for the period 1972 through April 2008) was that our loans would likely perform better than many outside observers would expect. However, that conclusion was far from certain.

Adding to the difficulty was the fact that 2007 was also a period of intense competition within our industry. As I discuss in more detail in a later section, loans originated during highly competitive periods tend to perform worse. From April 2008 through October 2009, the national unemployment rate increased from 5.0% to 10.0%. This combination of events—intense competition, followed by severe economic deterioration—provided a perfect test of our business model, one that would confirm either our views or the views of skeptics. We believe that our financial results during the financial crisis demonstrate that we passed the test with flying colors. GAAP net income per share (diluted) rose 22.7% in 2008 and 113.9% in 2009.

We did experience deterioration in our loan performance, but it was modest. In contrast, many of our competitors experienced a much greater fall-off in their loan performance and reported poor financial results. Because our competitors have generally targeted low levels of per loan profitability and have used debt much more extensively than we have, adverse changes in the economic environment have historically had a much more damaging impact on their results than on ours.

We are now in the early stages of another crisis. It is too early to say whether our results during this crisis will mirror those during the last one. It is reasonable to assume that loan performance will be negatively affected. If the impact is similar to that experienced during the 2007-2009 financial crisis, the damage to our future prospects and business value will be minimal. But this crisis is already much different from the last one. In the last eight weeks, over 36 million job losses have been reported, more than quadruple the number recorded during the entire 2007-2009 financial crisis.

Many are forecasting a national unemployment rate above 15%, a level not seen since the Great Depression. The federal government has responded with a multi-trillion-dollar stimulus package, which includes one-time payments to individuals and families and enhanced unemployment benefits. This stimulus package is likely to mitigate the impact of the crisis to some degree in the near term, but we don’t know if this support will continue after the current package ends. As a result, it may be difficult to assess the effect of this crisis on our loan portfolio until later this year. While a result similar to what occurred during the 2007-2009 financial crisis is possible, there are too many uncertainties at this point to predict that outcome.

Access to capital

Besides impacting loan performance, the 2007-2009 financial crisis made it more difficult to access capital. The tightening of the capital markets began in mid-2007 and continued throughout 2008 and much of 2009. During 2008, we had enough success obtaining capital to be able to originate $786.4 million in new loans, an increase of 14.1% from 2007.

The capital markets became less accessible as 2008 progressed, however. As a result, we began to slow originations growth through pricing changes which began in March and continued throughout the remainder of 2008. During 2009, we continued to slow originations based on the capital we had available. We originated $619.4 million of new loans, 21.2% less than in 2008.

While we would have preferred a higher level of originations, we did not have access to the new capital we would have required on terms that we found acceptable.

Our access to capital improved at the end of 2009, and since that time capital has been readily available. Since 2009, we have taken several steps to improve our position: We have (1) completed six offerings of senior notes, two series of which are currently outstanding and which provide us with $800.0 million of long-term debt capital; (2) lengthened the terms of our asset-backed financings; (3) increased our revolving credit facilities from $540.0 million at the end of 2009 to $1.6 billion currently; and (4) lengthened the terms of these facilities so the earliest date they mature is August 2021. We maintain a considerable amount of available borrowing capacity under our revolving credit facilities at all times: As of the date of this letter, we have $1.0 billion of such unused capacity.

Lengthening the term of our debt facilities, issuing higher-cost long-term debt and keeping available a significant portion of our revolving credit facilities increase our funding costs and reduce short-term profitability. However, these steps greatly improve our ability to successfully navigate a crisis like the one we are now in.

ADJUSTED RESULTS

Our reported financial results include both GAAP and adjusted numbers. The adjusted results reflect the following: (1) adjustments to modify our GAAP-based finance charge revenue (“floating yield adjustment”), (2) adjustments to normalize tax rates and eliminate the one-time impact of the 2017 Tax Cuts and Jobs Act (“income tax adjustment”) and (3) adjustments to modify the GAAP treatment of certain debt refinancings (“senior notes adjustment”). We explain all three of these below. In addition, the adjusted results reflect (1) adjustments to make our program fee revenue comparable across time periods and (2) adjustments to eliminate non-recurring expenses and discontinued operations. These last two categories of adjustments are combined in the next two tables under the heading “other adjustments.” They have had no impact on results since 2012 and are explained in prior-year letters.

Floating yield adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that both favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, which is our primary revenue source.

The automobile dealer receives two types of payments from us. The first payment is made at the time of origination. The remaining payments are remitted over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.

The finance charge revenue we will recognize over the life of the loan equals the cash we collect from the loan (i.e., repayments by the consumer), less the amounts we pay to the dealer (advance + dealer holdback). In other words, the finance charge revenue we will recognize over the life of the loan equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

Under our current GAAP accounting methodology, finance charge revenue is recognized on a level-yield basis. That is, the amount of loan revenue recognized in a given period, divided by the loan asset, is a constant percentage. Recognizing loan revenue on a level-yield basis is reasonable, conforms to industry practice, and matches the economics of the business.

Where GAAP diverges from economic reality is in the way it deals with changes in expected cash flows. The expected cash flows from a loan portfolio are not known with certainty. Instead, they are estimated. From an economic standpoint, if forecasted cash flows from one loan pool increase by $1,000 and forecasted cash flows from another loan pool decrease by $1,000, no change in our shareholders’ economic position has occurred.1 GAAP, however, requires the Company to record the $1,000 decrease as an expense in the current period (recorded as a provision for credit losses2), and to record the $1,000 favorable change as income over the remaining life of the loan pool.

For those relying on our GAAP financial statements, this disparate treatment has the effect of understating net income in the current period, and overstating it in future periods.

The floating yield adjustment reverses the GAAP-caused distortion by treating both favorable and unfavorable changes in expected cash flows consistently. That is, both types of changes are treated as adjustments to our loan yield over time. In addition, the floating yield adjustment has the benefit of simplifying our adjusted financial results by eliminating the provision for credit losses, which is both volatile and not well understood by analysts who cover our stock.

Income tax adjustment

The purpose of this adjustment is to report adjusted results using a 37.0% income tax rate for 2001–2017 (37.0% was our long-term effective tax rate for those years), and a 23.0% income tax rate for 2018 and 2019. For most years, the required adjustment is modest. However, in 2017, our reported GAAP net income included $99.8 million attributable to a one-time benefit related to the enactment of the Tax Cuts and Jobs Act in December of 2017. As a result of the Act, which reduced our federal tax rate from 35.0% to 21.0%, we revalued our net deferred tax liability with a corresponding reduction to our income tax expense. The adjustment of $102.4 million shown in the table below for 2017 reverses the impact of the deferred tax liability revaluation and includes other adjustments necessary to record our income tax expense at 37.0% of our pre-tax earnings.

We believe the income tax adjustment provides a more accurate reflection of the performance of our business, since we are recognizing a provision for income taxes at the applicable long-term effective tax rate for the period.

1This example assumes that the forecasted changes for these two loan pools exhibit the same cash flow timing.
2The amount of current-period provision expense recorded under GAAP is based on the present value of the decrease in forecasted cash flows, where the present value reflects both the amount and the timing of the forecasted change.

Senior notes adjustment

In 2014 and 2019, we used the proceeds from senior note issuances to redeem previously issued senior notes. Under GAAP, we recorded expenses of $21.8 million in 2014 and $1.8 million in 2019 related to the redemptions. In addition, the redemptions resulted in additional interest expense caused by the lag between the issuance of the new notes and the extinguishment of the old ones in the amount of $1.4 million in 2014 and $0.3 million in 2019.

Under our non-GAAP approach, we deferred the two items as debt-issuance costs, and are recognizing them ratably as interest expense over the term of the newly issued notes. The non-GAAP approach records the net benefit of the refinancing—i.e., the lower interest cost of the newly issued notes less the cost of paying off the previously outstanding notes early—over the period the newly issued notes are outstanding.

The following tables show net income and net income per share (diluted) for 2001–2019 after the four categories of adjustments:

($ in millions)	GAAP net income	Floating yield adjustment	Senior notes adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Year-to-year change
2001	$24.7	$1.2	$—	$2.0	$(1.1)	$26.8
2002	$29.8	$2.8	$—	$2.9	$(4.5)	$31.0	15.7%
2003	$24.7	$1.4	$—	$5.7	$5.6	$37.4	20.6%
2004	$57.3	$(0.1)	$—	$(1.8)	$(3.2)	$52.2	39.6%
2005	$72.6	$(2.2)	$—	$0.1	$(7.3)	$63.2	21.1%
2006	$58.6	$0.4	$—	$(1.7)	$4.4	$61.7	-2.4%
2007	$54.9	$3.6	$—	$(1.2)	$4.4	$61.7	0.0%
2008	$67.2	$13.1	$—	$0.4	$2.1	$82.8	34.2%
2009	$146.3	$(19.6)	$—	$(1.8)	$0.1	$125.0	51.0%
2010	$170.1	$0.5	$—	$(10.4)	$0.3	$160.5	28.4%
2011	$188.0	$7.1	$—	$(1.3)	$0.3	$194.1	20.9%
2012	$219.7	$—	$—	$(3.5)	$—	$216.2	11.4%
2013	$253.1	$(2.5)	$—	$(2.3)	$—	$248.3	14.8%
2014	$266.2	$(6.0)	$12.5	$(1.0)	$—	$271.7	9.4%
2015	$299.7	$12.9	$(2.0)	$(0.8)	$—	$309.8	14.0%
2016	$332.8	$28.1	$(2.1)	$1.8	$—	$360.6	16.4%
2017	$470.2	$34.1	$(2.1)	$(102.4)	$—	$399.8	10.9%
2018	$574.0	$(24.4)	$(2.5)	$7.4	$—	$554.5	38.7%
2019	$656.1	$0.2	$(0.8)	$2.9	$—	$658.4	18.7%
Compound annual growth rate 2001–2019							19.5%

	GAAP net income per share (diluted)	Floating yield adjustment per share (diluted)	Senior notes adjustment per share (diluted)	Income tax adjustment per share (diluted)	Other adjustments per share (diluted)	Adjusted net income per share (diluted)	Year-to-year change
2001	$0.57	$0.03	$—	$0.05	$(0.03)	$0.62
2002	$0.69	$0.06	$—	$0.07	$(0.11)	$0.71	14.5%
2003	$0.57	$0.03	$—	$0.13	$0.13	$0.86	21.1%
2004	$1.40	$—	$—	$(0.04)	$(0.09)	$1.27	47.7%
2005	$1.85	$(0.06)	$—	$—	$(0.18)	$1.61	26.8%
2006	$1.66	$0.01	$—	$(0.05)	$0.13	$1.75	8.7%
2007	$1.76	$0.11	$—	$(0.04)	$0.15	$1.98	13.1%
2008	$2.16	$0.42	$—	$0.01	$0.07	$2.66	34.3%
2009	$4.62	$(0.62)	$—	$(0.06)	$0.01	$3.95	48.5%
2010	$5.67	$0.02	$—	$(0.35)	$0.01	$5.35	35.4%
2011	$7.07	$0.26	$—	$(0.04)	$0.01	$7.30	36.4%
2012	$8.58	$—	$—	$(0.13)	$—	$8.45	15.8%
2013	$10.54	$(0.11)	$—	$(0.09)	$—	$10.34	22.4%
2014	$11.92	$(0.27)	$0.56	$(0.04)	$—	$12.17	17.7%
2015	$14.28	$0.62	$(0.10)	$(0.03)	$—	$14.77	21.4%
2016	$16.31	$1.37	$(0.10)	$0.09	$—	$17.67	19.6%
2017	$24.04	$1.74	$(0.11)	$(5.23)	$—	$20.44	15.7%
2018	$29.39	$(1.25)	$(0.13)	$0.38	$—	$28.39	38.9%
2019	$34.57	$0.01	$(0.04)	$0.16	$—	$34.70	22.2%
Compound annual growth rate 2001–2019							25.1%

As the second table shows, adjusted net income per share (diluted) increased 22.2% in 2019. Since 2001, adjusted net income per share (diluted) has increased at a compounded annual rate of 25.1%. While this compounded annual rate is very similar to the one for GAAP net income per share (diluted) of 25.6%, in certain years the adjustments have led to significant differences between GAAP and adjusted results.

In both 2017 and 2018, adjusted net income per share was lower than GAAP net income per share. In 2017, the income tax adjustment ($5.23) and the senior notes adjustment ($0.11) reduced adjusted net income per share, while the floating yield adjustment ($1.74) had the opposite impact. A comparison of our GAAP and adjusted results in 2017 illustrates why we think adjusted results are a more accurate representation of our business performance. First, the income tax adjustment eliminated the gain related to the revaluation of our deferred tax liability described above. While the gain was real (since it reflects lower taxes we will now pay in the future) it is non-recurring and unrelated to our business performance. The senior notes adjustment ($0.11) was modest but reflects a consistent treatment for the costs associated with the early redemption of our senior notes in 2014.

The floating yield adjustment for 2017 increased adjusted net income per share (diluted) by $1.74. In my explanation above of the floating yield adjustment, I used an example where the estimated cash flows from one dealer pool increase by $1,000 and those from another pool decrease by the same amount. If this occurs, GAAP requires a provision expense to be recorded in the current period even though our economic position is unchanged.

This example is very similar to what occurred in 2017.  Approximately 42.0% of our dealer pools experienced an unfavorable change in cash flow estimates during 2017, totaling $67.3 million, while the remaining 58.0% experienced a favorable change, totaling $61.7 million.  The net impact of these changes was a decrease in our expected cash flows of $5.6 million.  This unfavorable change represents a reduction in revenue that we expect to realize over time through cash collections on our loan portfolio.  Our adjusted results record this reduction in revenue in a logical and straightforward manner—over the life of the expected cash flows at a constant yield. In contrast, our GAAP results, through the asymmetrical treatment of individual loan pools, reflect this overall unfavorable change by recording a current-period provision expense of $103.4 million.1

In 2018, adjusted net income per share was lower than GAAP net income per share by $1.00. The senior notes adjustment ($0.13), for the same reason as in 2017, and the floating yield adjustment ($1.25), for reasons I will discuss next, reduced adjusted net income per share while the income tax adjustment ($0.38) had the opposite impact. (The income tax adjustment was necessary to adjust our tax rate to 23.0%, which we now estimate to be our long-term effective tax rate.)

So why did the floating yield adjustment reduce adjusted net income per share in 2018 while it increased it in 2015–2017? The reason is that it’s a timing adjustment, so the cumulative impact over time will be zero. Since the floating yield adjustment increased adjusted net income in 2015–2017, it had to have the opposite impact at some point in the future. In 2018, we had a favorable change in our cash flow estimates and a GAAP provision for credit losses that was lower than it had been in the two preceding years. When that pattern occurs, GAAP results will typically be higher than adjusted results.

In 2019, adjusted net income per share exceeded GAAP net income per share by $0.13, or 0.4%. The income tax adjustment ($0.16) increased adjusted net income per share as the GAAP tax rate modestly exceeded our estimated long-term effective rate while both the floating yield and the senior notes adjustments were immaterial.

1The amount of current-period provision expense recorded under GAAP is based on the present value of the decrease in expected cash flows, where the present value reflects both the amount and the timing of the forecasted change.

CECL ACCOUNTING STANDARD

The Financial Accounting Standards Board issued a new accounting standard (known as Current Expected Credit Losses, or CECL) that will change how we account for our loans under GAAP starting in 2020. In the above section, I summarized how the prior standard caused our GAAP accounting to diverge from economic reality. Unfortunately, the new standard does not represent an improvement. CECL was well intentioned, but going forward it will make it difficult for anyone to fully understand our financial performance using our GAAP financial statements.

As did the old standard, the new one requires us to record our revenue using a level-yield approach. As explained above, level-yield revenue recognition is reasonable and matches the economics of our business. However, the yield required under this new standard is not the yield that we expect to earn on the loan. Instead, the yield is what we would earn if every payment were made according to the contractual terms of the loan, a figure much higher than what we actually expect to earn. Based on this alone, you might expect the new standard to overstate our profitability. But this standard, like any accounting standard, doesn’t change the total amount of income recorded, it only changes the timing. Eventually, the true cash profits and the accounting profits need to match.

To arrive at a result that eventually matches the cash profit, the new standard offsets the additional revenue that it causes to be recorded over the life of the loan with an additional expense in an equivalent amount. The expense is recorded as a provision for credit losses at the time the loan is originated. Since no revenue has yet been recorded, this means that under this new standard, our financial statements will reflect an initial loss on each loan we originate. This will cause our GAAP financial statements to understate our true profitability during periods of growth and overstate our true profitability when origination levels decline. Accordingly, we will continue to provide adjusted results determined in the same manner as outlined above.

ECONOMIC PROFIT

We use a financial metric called Economic Profit to evaluate our financial results and determine incentive compensation. Besides including the adjustments discussed above, Economic Profit differs from GAAP net income in one other important respect: Economic Profit includes a cost for equity capital.

The following table summarizes Economic Profit for 2001–2019:1

($ in millions)	Adjusted net income	Imputed cost of equity[2]	Economic Profit	Year-to-year change
2001	$26.8	$(30.0)	$(3.2)
2002	$31.0	$(35.6)	$(4.6)	—
2003	$37.4	$(34.5)	$2.9	—
2004	$52.2	$(34.4)	$17.8	513.8%
2005	$63.2	$(34.5)	$28.7	61.2%
2006	$61.7	$(29.6)	$32.1	11.8%
2007	$61.7	$(27.2)	$34.5	7.5%
2008	$82.8	$(35.8)	$47.0	36.2%
2009	$125.0	$(45.9)	$79.1	68.3%
2010	$160.5	$(47.8)	$112.7	42.5%
2011	$194.1	$(51.0)	$143.1	27.0%
2012	$216.2	$(56.6)	$159.6	11.5%
2013	$248.3	$(75.1)	$173.2	8.5%
2014	$271.7	$(87.5)	$184.2	6.4%
2015	$309.8	$(93.2)	$216.6	17.6%
2016	$360.6	$(113.8)	$246.8	13.9%
2017	$399.8	$(142.8)	$257.0	4.1%
2018	$554.5	$(214.1)	$340.4	32.5%
2019	$658.4	$(225.7)	$432.7	27.1%

Compound annual growth rate 2003–2019				36.7%

Economic Profit improved 27.1% in 2019, to $432.7 million from $340.4 million in 2018. In 2001, Economic Profit had been a negative $3.2 million.

1See Exhibit A for a reconciliation of the above adjusted financial measures to the most directly comparable GAAP financial measures.
2We determine the imputed cost of equity by using a formula that considers the risk of the business and the risk associated with our use of debt. The formula is as follows: average equity x {(the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)]}.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas since 2001:1

($ in millions)	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2001	$469.9	7.7%	8.4%	-0.7%
2002	$462.0	7.9%	8.9%	-1.0%
2003	$437.5	9.7%	9.0%	0.7%
2004	$483.7	12.3%	8.6%	3.7%
2005	$523.4	13.7%	8.3%	5.4%
2006	$548.5	13.9%	8.1%	5.8%
2007	$710.1	11.9%	7.0%	4.9%
2008	$975.0	11.3%	6.4%	4.9%
2009	$998.7	14.6%	6.7%	7.9%
2010	$1,074.2	17.7%	7.2%	10.5%
2011	$1,371.1	16.8%	6.4%	10.4%
2012	$1,742.8	14.7%	5.5%	9.2%
2013	$2,049.2	14.1%	5.7%	8.4%
2014	$2,338.1	13.2%	5.3%	7.9%
2015	$2,831.9	12.7%	5.0%	7.7%
2016	$3,572.0	11.9%	5.0%	6.9%
2017	$4,276.4	11.2%	5.2%	6.0%
2018	$5,420.9	12.5%	6.2%	6.3%
2019	$6,372.2	12.7%	6.0%	6.7%

Compound annual growth rate 2001–2019	15.6%

1See Exhibit A for a reconciliation of the above adjusted financial measures to the most directly comparable GAAP financial measures.

As the table shows, we earned less than our cost of capital in 2001 and 2002. Although we were making steady progress in improving per loan profitability during this period, we were forced to reduce originations in 2002 due to capital constraints, which negatively impacted the reported results.

In each year from 2003 through 2019, Economic Profit was positive, and in each of those years, Economic Profit improved. From 2003 to 2011, Economic Profit improved as a result of growth in average capital, higher returns on capital and lower costs of capital. In 2003 our return on capital was 9.7%. In 2011, as a result of a favorable competitive environment, it was 16.8%. Since 2011, almost all of the growth in Economic Profit has occurred from increasing average capital. In each year from 2011 through 2017, the return on capital declined as competition returned to our market. The trend reversed in 2018 as our return on capital improved, by 130 basis points, due to a change in the federal tax rate. In 2019, our return on capital increased again, but by only 20 basis points.

There are several trends worth mentioning. First, we have grown adjusted average capital in each year since 2003. The growth has been due to an increase in the number of dealers using our program partially offset by a general decline in the volume per dealer. The decline in volume per dealer is discussed in a later section. In addition, an increase in the average size of each loan has also contributed to the growth in average capital.

Second, while the return on capital has been volatile, expenses as a percentage of capital have declined for 12 of the last 13 years, from 15.1% in 2006 to 5.2% in 2019. We expect this trend to continue for as long as we grow, because of the fixed nature of a portion of our expenses. The volatility in the return on capital is due to the revenue component, which moves up and down based on the competitive environment. When the competitive environment is favorable, we reduce advance rates (the amount we pay the dealer at loan origination), and that increases our return. When the competitive environment worsens, the opposite occurs. But growing expenses more slowly than capital allows us to achieve greater returns in both favorable and unfavorable environments.

Finally, it will probably be very difficult to grow Economic Profit in 2020. The COVID-19 crisis will likely have a negative impact on loan performance, which will reduce our revenue yield. Although we increased Economic Profit by 27.1% last year, most of that increase was due to growth in adjusted average capital. But the latter improvement resulted primarily from origination growth that occurred in 2018, when the dollar amount of new loan originations grew 25.2%. Last year, that dollar amount grew only 4.9%. While the COVID-19 crisis may improve the competitive environment at some point during 2020, the initial impact has been to decrease loan volume, as many dealers have been forced to close or curtail operations to comply with stay-at-home orders. And those that have remained open have experienced lower demand. With modest growth in 2019 and a decrease in loan volume so far in 2020, average capital growth will likely slow in 2020. This, combined with an expected reduction in our revenue yield, will be hard to overcome.

We could achieve more loan volume and faster growth in average capital by increasing advance rates, but using Economic Profit as our primary financial performance measure means we need to carefully assess the impact of higher advance rates not just on volume but on the return on capital. As the spread between the return on capital and the weighted average cost of capital narrows, the break-even level of growth required to offset a further narrowing increases. For example, in 2011, when the spread between the adjusted return on capital and the weighted average cost of capital was 10.4%, a 100-basis-point reduction in this spread would have required growth in average capital of 10.6% in order to achieve an equivalent amount of Economic Profit (10.4% / (10.4% – 1.0%) – 1). Today, that same 100-basis-point reduction in the spread would require average capital growth of 17.5% (6.7% / (6.7% – 1.0%) – 1). This means that today, in contrast with 2011, we have limited ability to generate Economic Profit growth by pricing our product more aggressively. Pricing more aggressively would generate more volume and faster growth in average capital, but the reduction in our return on capital would, based on our current calculations, mean an overall reduction in the amount of Economic Profit we would be generating on new loans.

Although it will be difficult to grow Economic Profit in 2020, we do think additional gains are possible, once this crisis is behind us. To the extent such gains occur, we expect they will be a direct result of our daily efforts to improve our product and our culture. What we won’t do is take risks that we think are unwise in an effort to grow beyond the natural constraints that are part of any business. We will continue to focus on what we know best and we will continue to invest your capital in ways we believe make sense. What we can’t invest with a margin of safety we will return to you.

LOAN PERFORMANCE

One of the most important variables determining our financial success is loan performance. The most critical time to correctly assess future loan performance is at loan inception, since that is when we determine the amount we pay to the dealer.

At loan inception, we use a statistical model to estimate the expected collection rate for each loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to forecast the performance of the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, dealer data, and data captured from the loan transaction such as the initial loan term or the amount of the down payment received from the customer. We developed our first credit scorecard in 1998 and have revised it several times since then. An accurate credit scorecard allows us to properly price new loan originations, which improves the probability that we will actually realize our expected returns on capital.

Subsequent to loan inception, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, since we use actual loan performance data in our forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we are able to assess the accuracy of that initial forecast.

The following table compares, for each of the last 19 years, our December 31, 2019 forecast of loan performance with our initial forecast:

	December 31, 2019, forecast	Initial forecast	Variance
2001	67.3%	70.4%	-3.1%
2002	70.4%	67.9%	2.5%
2003	73.7%	72.0%	1.7%
2004	73.0%	73.0%	0.0%
2005	73.6%	74.0%	-0.4%
2006	70.0%	71.4%	-1.4%
2007	68.1%	70.7%	-2.6%
2008	70.4%	69.7%	0.7%
2009	79.5%	71.9%	7.6%
2010	77.8%	73.6%	4.2%
2011	74.8%	72.5%	2.3%
2012	73.9%	71.4%	2.5%
2013	73.5%	72.0%	1.5%
2014	71.7%	71.8%	-0.1%
2015	65.4%	67.7%	-2.3%
2016	64.1%	65.4%	-1.3%
2017	64.8%	64.0%	0.8%
2018	65.1%	63.6%	1.5%
2019	64.6%	64.0%	0.6%

Average[1]	68.2%	67.6%	0.6%

1Calculated using a weighted average based on loan origination dollars.

Loan performance can be explained by a combination of internal and external factors. Internal factors include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors include the unemployment rate, the retail price of gasoline, vehicle wholesale values, and the cost of other required expenditures (such as for food and energy) that impact our customers. In addition, the level of competition is thought to impact loan performance through something called adverse selection.

Adverse selection as it relates to our market refers to an inverse correlation between the accuracy of an empirical scorecard and the number of lenders that are competing for the loan. Said another way, without any competition it is relatively easy to build a scorecard which accurately assesses the probability of payment based on attributes collected at the time of loan origination. As competition increases, creating an accurate scorecard becomes more challenging.

To illustrate adverse selection, we will give a simple example. Assume that the scorecard we use to originate loans is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate. Assume that for many years, we have no competitors and we accumulate performance data indicating that loans with down payments above $1,000 consistently produce the same average collection rate. Then assume that we begin to compete with another lender whose scorecard ignores down payment and instead emphasizes the amount of the customer’s weekly income.

As the new lender begins to originate loans, our mix of loans will be impacted as follows: We will start to receive loans for borrowers with lower average weekly incomes as the new lender originates loans for borrowers with higher weekly incomes—i.e., borrowers whose loans we would have previously originated. Furthermore, since our scorecard only focuses on down payment, the shift in our borrower mix will not be detected by our scorecard, and our collection rate expectation will remain unchanged. It is easy to see that this shift in borrower characteristics will have a negative impact on loan performance, and that this impact will be missed by our scorecard.

Although the real world is more complex than this simple example—with hundreds of lenders competing for loans and with each lender using many variables in its scorecard—adverse selection is something that probably does impact loan performance.

Over the 19-year period shown in the table above, our loans have performed on average 60 basis points better than our initial forecasts. Loans originated in seven of the 19 years have yielded actual collection results worse than our initial estimates.

Loans originated in 2001 had an unfavorable variance of 310 basis points. We attribute this result to major changes we made that year in our origination systems and loan programs, as well as a new collection system we implemented the following year.

Loans originated in 2005, 2006 and 2007 performed worse than our initial forecasts by 40, 140 and 260 basis points, respectively. Since these loans were made in a highly competitive period and serviced during a severe economic downturn, this result is not surprising. What is noteworthy, however, is that the underperformance was modest. To put the underperformance in perspective, we estimate that a 100-basis-point change in our collection forecast impacts the return on capital by 40–60 basis points. As a result, loans originated during this period were still very profitable, even though they performed worse than we had forecast.

Loans originated in 12 of the 19 years performed better than or as well as our initial forecasts. The performance of loans originated in 2009 and 2010 exceeded our initial forecasts by 760 and 420 basis points, respectively. These large positive variances were due to reductions we made in our initial forecasts during this period based on our concerns about how the economic environment might impact loan performance. In retrospect, our adjustments were too large, and the loans originated during those two years performed better than we had forecast. It is instructive that our largest forecasting errors over the past 19 years have occurred because we were too pessimistic about loan performance, not because we were too optimistic—a result which we do not believe is typical in our industry.

Our December 31, 2019 forecast for 2012 loans exceeded our initial estimate by 250 basis points. As competition intensified, the variance declined and then turned negative from 2014 to 2016, with 2015 loans performing worse than our initial forecast by 230 basis points. As we observed this trend playing out in 2016, we made several adjustments to our initial forecast intended to eliminate the unfavorable variance. So far, the adjustments appear to have had the intended impact, with a positive 80-basis-point variance on 2017 originations, a positive 150-basis-point variance on 2018 originations, and a positive 60-basis-point variance on 2019 originations.

However, as stated above, the COVID-19 crisis is likely to negatively affect loan performance. Although we have loan performance data going back to 1991, there is no directly comparable period that will allow us to predict the impact of the crisis on loan performance with confidence at this early stage. The loans assigned during the 2005-2007 period are most relevant, but the economic impact of the COVID-19 crisis in these early stages appears to be much more severe than the one we experienced during that period.

We have understood for many years that expecting to predict the performance of our loans with exacting precision is not realistic. For this reason, we have always made it a priority to maintain a margin a safety so that, even if our forecasts prove to be optimistic, our loans will still be profitable. Because of this approach, we can withstand a significant deterioration in loan performance and still have an opportunity to move forward and create significant value for our shareholders.

UNIT VOLUME

The following table summarizes unit volume growth for 2001–2019:

	Unit volume	Year-to-year change
2001	61,928
2002	49,801	-19.6%
2003	61,445	23.4%
2004	74,154	20.7%
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%
2011	178,074	30.2%
2012	190,023	6.7%
2013	202,250	6.4%
2014	223,998	10.8%
2015	298,288	33.2%
2016	330,710	10.9%
2017	328,507	-0.7%
2018	373,329	13.6%
2019	369,805	-0.9%

Compound annual growth rate 2001–2019		10.4%
Since 2001, unit volumes have grown at a compounded annual rate of 10.4%. In 2019, unit volumes decreased 0.9%.

Unit volume is a function of the number of active dealers and the average volume per dealer. The following table summarizes the trend in each of these variables from 2001 to 2019:

	Active dealers	Year-to-year change	Unit volume per dealer	Year-to-year change
2001	1,180		52.5
2002	843	-28.6%	59.1	12.6%
2003	950	12.7%	64.7	9.5%
2004	1,212	27.6%	61.2	-5.4%
2005	1,759	45.1%	46.2	-24.5%
2006	2,214	25.9%	41.3	-10.6%
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%
2011	3,998	24.7%	44.5	4.2%
2012	5,319	33.0%	35.7	-19.8%
2013	6,394	20.2%	31.6	-11.5%
2014	7,247	13.3%	30.9	-2.2%
2015	9,064	25.1%	32.9	6.5%
2016	10,536	16.2%	31.4	-4.6%
2017	11,551	9.6%	28.4	-9.6%
2018	12,528	8.5%	29.8	4.9%
2019	13,399	7.0%	27.6	-7.4%

As the table shows, the gain in unit volumes since 2001 has resulted, in most years, from an increase in the number of active dealers partially offset by a reduction in volume per dealer.

Active dealers

We have grown the number of active dealers in 16 of the last 18 years. In 2002 and 2009, the number of active dealers decreased as capital constraints required us to restrict the number of new dealer enrollments. We face two challenges in growing our active dealer base. First, increased competition makes it more difficult to enroll new dealers and more difficult to retain those who have already enrolled, since they have more alternatives to choose from. Second, as the number of active dealers increases, it becomes harder to grow at the same rate. As a result of these challenges, active dealer growth has slowed. From 2010 to 2016, active dealers grew at a compounded annual rate of 21.9%. In contrast, active dealers grew 9.6% in 2017, 8.5% in 2018 and 7.0% last year.

In response to the challenges we face, in 2016 we began to aggressively expand the size of our field sales force. Last year we had 395 field sales representatives, called market area managers (“MAMs”). This was up from 239 in 2015 (based on a monthly average for the year), an increase of 65.3%. During the same period, active dealers increased 47.8% and unit volume increased 24.0%. In other words, we expanded the size of the field sales force but productivity per MAM fell. This was not the intended result, and improving MAM productivity remains an objective.

Volume per dealer

After peaking in 2003 at 64.7 loans, volume per dealer declined in 12 of the next 16 years, a result we attribute to the challenge of achieving the same productivity per dealer as the number of dealers increases. In 2010 and 2011, volume per dealer increased due to a favorable competitive environment. (While the environment was favorable in 2008 and 2009 as well, we were capital-constrained, which caused us to reduce volume per dealer through pricing.) In 2015, volume per dealer also increased, a result we attribute to several changes we made to our program in that year, including offering longer loan terms and implementing an electronic contracting solution. The electronic contracting solution simplifies our origination process for the dealer and enables us to fund our dealers more rapidly, since they no longer need to send us a hard copy of the loan documents. Volume per dealer improved again in 2018, by 4.9%, a result we attribute to a new credit scorecard we implemented that year. Last year, volume per dealer declined 7.4% in a difficult competitive environment.

While we believe we have an opportunity to expand active dealers and unit volumes further, growing unit volume is not likely to be a priority in 2020. When enough time has passed to allow us to understand the impact of the COVID-19 crisis on loan performance and capital availability, we will be in better position to resume a strategy of growth.

PURCHASE PROGRAM

We have two programs: the Portfolio program and the Purchase program. The Portfolio program, which we have offered since the late 1980s, has produced 81.4% of our unit volume since 2005. This program provides dealers with a cash payment at the time the loan is originated (the “advance”) and additional payments over time based on the performance of the loan (the “dealer holdback”). There are several aspects of the Portfolio program that we believe are advantageous. First, as described earlier, paying the dealer based on the performance of the loan creates an alignment of interests. Second, the dealer holdback provides a layer of protection in case our actual collection results are less than we forecasted. If that occurs, we offset a significant portion of the shortfall by reducing our dealer holdback liability. Finally, if loan performance is equal to or better than our expectations, the dealer ultimately makes more money from using the Portfolio program than from using the Purchase program. We love it when our dealers experience a financial reward for helping the customer succeed.

The Purchase program is a more traditional indirect auto finance product in that the dealer receives only a single payment at loan origination in exchange for assigning the loan to us. There is no financial incentive for the dealer tied to the performance of the loan, and we are not insulated from credit risk. With Purchase loans, if actual collections are less than we forecasted, our revenue is impacted by the full amount of any shortfall.

Given the advantages of the Portfolio program, we strongly prefer to invest in it as much of our capital as possible. However, because it generates high returns on capital, in most periods we have been unable to grow the program rapidly enough for it to absorb all of the capital generated. We developed the Purchase program both to attract dealers who have historically not been interested in our Portfolio program, and to gain an additional way to invest capital at attractive returns.

The Purchase program has been offered since 2005. The following table summarizes volume from each program since that time:

	Total		Portfolio program		Purchase program
Consumer loan assignment year	Unit volume	Year-to-year change	Unit volume	Year-to-year change	Unit volume	Year-to-year change
2005	81,184		73,708		7,476
2006	91,344	12.5%	87,519	18.7%	3,825	-48.8%
2007	106,693	16.8%	87,872	0.4%	18,821	392.1%
2008	121,282	13.7%	85,092	-3.2%	36,190	92.3%
2009	111,029	-8.5%	96,076	12.9%	14,953	-58.7%
2010	136,813	23.2%	124,388	29.5%	12,425	-16.9%
2011	178,074	30.2%	164,653	32.4%	13,421	8.0%
2012	190,023	6.7%	177,985	8.1%	12,038	-10.3%
2013	202,250	6.4%	189,101	6.2%	13,149	9.2%
2014	223,998	10.8%	203,155	7.4%	20,843	58.5%
2015	298,288	33.2%	260,604	28.3%	37,684	80.8%
2016	330,710	10.9%	260,026	-0.2%	70,684	87.6%
2017	328,507	-0.7%	238,313	-8.4%	90,194	27.6%
2018	373,329	13.6%	260,302	9.2%	113,027	25.3%
2019	369,805	-0.9%	248,455	-4.6%	121,350	7.4%

Compound annual growth rate 2005–2019		11.4%		9.1%		22.0%

Purchase loans have been profitable each year, including those years impacted by the 2007-2009 financial crisis. However, we recognize that if collections fall short of our forecast, the impact on profitability will be much greater with Purchase loans than with Portfolio loans. In other words, while Purchase loans have been very profitable historically, they are more risky.

The following table compares, for Portfolio loans and Purchase loans, our latest collection forecast with our initial forecast:

	Portfolio program			Purchase program
	Forecasted collection percentage as of [1]			Forecasted collection percentage as of [1]
Consumer loan assignment year	December 31, 2019	Initial forecast	Variance	December 31, 2019	Initial forecast	Variance
2005	73.6%	74.0%	-0.4%	75.7%	74.7%	1.0%
2006	69.9%	71.3%	-1.4%	75.6%	74.0%	1.6%
2007	68.0%	70.2%	-2.2%	68.6%	72.7%	-4.1%
2008	70.8%	70.2%	0.6%	69.7%	68.8%	0.9%
2009	79.3%	72.1%	7.2%	80.8%	70.5%	10.3%
2010	77.6%	73.6%	4.0%	78.7%	73.1%	5.6%
2011	74.6%	72.4%	2.2%	76.4%	72.7%	3.7%
2012	73.7%	71.3%	2.4%	75.9%	71.4%	4.5%
2013	73.4%	72.1%	1.3%	74.4%	71.6%	2.8%
2014	71.6%	71.9%	-0.3%	72.5%	70.9%	1.6%
2015	64.8%	67.5%	-2.7%	69.3%	68.5%	0.8%
2016	63.2%	65.1%	-1.9%	66.6%	66.5%	0.1%
2017	64.2%	63.8%	0.4%	66.3%	64.6%	1.7%
2018	64.7%	63.6%	1.1%	66.0%	63.5%	2.5%
2019	64.4%	63.9%	0.5%	65.1%	64.2%	0.9%

Average[2]	68.1%	67.7%	0.4%	68.3%	66.6%	1.7%

1The forecasted collection rates presented for Portfolio loans and Purchase loans reflect the loan classification at the time of assignment. Under our Portfolio program, certain events may result in dealers’ forfeiting their rights to dealer holdback. We transfer the dealers’ loans from the Portfolio loan portfolio to the Purchase loan portfolio in the period this forfeiture occurs.
2Calculated using a weighted average based on loan origination dollars.

The table shows that over the last 15 years, Purchase loans have performed modestly better than Portfolio loans, as indicated by their weighted average variances (of 170 basis points and 40 basis points, respectively). Purchase loans did perform worse than Portfolio loans in 2007, but we have made changes to our Purchase program since that time based on what we have learned.

Not all dealers are eligible for the Purchase program. We use data we have accumulated over time to decide which dealers are eligible. Most Purchase loans are generated from larger, franchised dealerships, a segment that has historically been difficult to penetrate with our Portfolio program.

In recent years, we have experienced rapid growth in Purchase loans as we have expanded our eligibility criteria and increased the amount we pay the dealer for the loans. We believe our current pricing still leaves us with a significant margin of safety and allows us to invest additional capital at attractive returns. If the competitive environment improves, we expect we will have more opportunity to invest our capital in Portfolio loans. If we do, we will likely reduce the portion of our capital invested in Purchase loans.

SHAREHOLDER DISTRIBUTIONS

Like any profitable business, we generate cash. Historically, we have used this cash to fund originations growth, repay debt or fund share repurchases.

We have used excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of future cash flows). As long as the share price is at or below intrinsic value, we prefer share repurchases to dividends for several reasons. First, repurchasing shares below intrinsic value increases the value of the remaining shares. Second, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner. Finally, repurchasing shares enables shareholders to increase their ownership, receive cash or do both based on their individual circumstances and view of the value of a Credit Acceptance share. (They do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase.) A dividend does not provide similar flexibility.

Since beginning our share repurchase program in mid-1999, we have repurchased approximately 35.1 million shares at a total cost of $2.3 billion. In 2019, we repurchased approximately 670,000 shares at a total cost of $282.2 million.

At times, it will appear we have excess capital, but we won’t be active in repurchasing our shares. This can occur for several reasons. First, the assessment of our capital position involves a high degree of judgment. We need to consider future expected capital needs and the likelihood that this capital will be available. Simply put, when our debt-to-equity ratio falls below the normal trend line, it doesn’t necessarily mean we have concluded that we have excess capital. Our first priority is always to make sure we have enough capital to fund our business, and such assessments are always made using what we believe are conservative assumptions. Second, we may have excess capital but conclude our shares are overvalued relative to intrinsic value or are trading at a level where we believe it’s likely they could be purchased at a lower price at some point in the future. The assessment of intrinsic value is also highly judgmental. Fortunately for shareholders, we have two members of our Board, Tom Tryforos and Scott Vassalluzzo, who have had long and remarkable careers in investing in equities and are perfectly suited for the task of assessing the value of our business. My track record is less impressive. For reasons I can’t defend, I have often argued on the side of waiting for a lower price. After many years of being wrong, I have learned to defer to Tom and Scott on this topic. The final reason we may be inactive in repurchasing shares has been the most common one over the years. We have often found ourselves with excess capital at a time when the share price was attractive, but we were in possession of what we believed to be material information that had not yet been made public. During such periods, we suspend our share repurchases until the information has been disclosed.

Unless we disclose a different intention, shareholders should assume we are following the approach outlined in this section. Our first priority will be to fund the business. If we conclude we have excess capital, we will return that capital to shareholders through share repurchases. If we are inactive for a period, shareholders should not assume that we believe our shares are overvalued.

KEY SUCCESS FACTORS

Our financial success is a result of having a unique and valuable product and of putting in many years of hard work to develop the business.

Our core product has remained essentially unchanged for 47 years. We provide auto loans to consumers regardless of their credit history. Our customers consist of individuals who have typically been turned away by other lenders. Traditional lenders have many reasons for declining a loan. We have always believed that a significant number of individuals, if given an opportunity to establish or reestablish a positive credit history, will take advantage of it. As a result of this belief, we have changed the lives of millions of people.

However, as we have found, having a unique and valuable product is only one of the elements we need if we are to make our business successful. There are others, and many have taken years to develop. The following summarizes the key elements of our success today:

•
We have developed the ability to offer financing for consumers, regardless of their credit history, while maintaining an appropriate return on capital. It took years to develop the processes and accumulate the customer and loan performance data that we use to make profitable loans in our segment of the market.

•
We understand the daily execution required to successfully service a portfolio of automobile loans to customers in our target market. There are many examples of companies in our industry that underestimated the effort involved and produced poor financial results. Approximately 40% of our team members work directly on some aspect of servicing our loan portfolio, and we are fortunate to have such a capable and engaged group.

•
We have learned how to develop relationships with dealers that are profitable. Forging a profitable relationship requires us to select the right dealer, align incentives, communicate constantly and create processes to enforce standards. In our segment of the market, the dealer has significant influence over loan performance. Learning how to create relationships with dealers who share our passion for changing lives has been one of our most important accomplishments.

•
We have developed a strong management team. Because we are successful at retaining our managers, they become stronger each year as they gain experience with our business. Our senior management team, consisting of 29 individuals, averages 16 years of experience with our company. While we have added talent selectively over the past few years, the experience of our team is a key advantage. Our success in growing the business while simultaneously improving our returns on capital could not have occurred without the dedication and energy of this talented group.

•
We have strengthened our focus on our core business. At times in our history, our focus had been diluted by the pursuit of other, non-core opportunities. Today, we offer one product and focus 100% of our energy and capital on perfecting this product and providing it profitably.

•
We have developed a unique software application, CAPS, for originating auto loans. Traditional indirect lending is inefficient. Many traditional lenders take one to four hours to process a loan application, and they decline most of the applications they process. We take 60 seconds, and we approve 100% of the applications submitted, 24 hours a day, seven days a week. In addition, our CAPS system makes our program easier for dealers to use, and allows us to deploy much more precise risk-adjusted pricing.

•	We have developed a high-quality field sales force. Our sales team provides real value to our dealers. Team members act as consultants as we teach dealers how to successfully serve our market segment.

•
We have developed the ability to execute our loan origination process consistently over time. Consistent execution is difficult, as it requires us to maintain an appropriate balance between providing excellent service to our dealers and ensuring the loans we originate meet our standards. We measure both loan compliance and dealer satisfaction to assess our performance, and use these measures to make adjustments when necessary.

•
We believe we are well positioned from a capital perspective. As mentioned earlier, we maintain diverse funding sources, have lengthened the term of our debt facilities and maintain substantial unused and available credit lines. We believe our capital structure remains conservative and our lending relationships, which we have developed over a long period of time, remain strong. We believe our lenders were impressed with our performance during the 2007-2009 financial crisis, and their confidence in our company was enhanced as a result.

•
We devote a large portion of our time to something we call organizational health. Organizational health is about putting our team members in position to do their best work. For that, we focus consistently on 10 elements of operational effectiveness, including setting clear expectations, managing performance, providing training, maintaining effective incentive compensation plans, establishing the right environment and providing the technology and processes required for operational excellence. These efforts make a difference. Recently, we were named to Fortune magazine’s 2020 list of 100 Best Companies to Work For. This is the seventh consecutive year we have achieved this honor.

A FINAL NOTE

As mentioned above, for seven consecutive years, we have been recognized as one of Fortune magazine’s 100 Best Companies to Work For. There are many advantages to creating a great workplace. It enhances our ability to hire and retain talented team members, and the environment we provide increases the likelihood that those individuals will stay engaged and perform up to their full potential. The advantages of a great culture have never been more apparent than over the past few months. As the virus began to spread, our team members moved quickly to create and implement a response. Prior to this crisis, we were not a “work from home” culture—almost all of our work took place in the office. We started reviewing alternatives in late February, and by March 17th almost all of our team members were working from home. Our IT team, led by our CIO, Noah Kotch, deserves tremendous credit for this accomplishment.

We have now been working remotely for ten weeks, and I am very proud of how our team members have responded to the challenges created by this crisis. Many of our team members have children who are home from school not to mention having to deal with many other distractions caused by this crisis and yet they have consistently made their work responsibilities a priority. We have continued to execute all critical operational functions at a high level and have provided outstanding service to our customers and dealers throughout this period.

Our guiding principle during this time has been to “look out for each other”. We have used this principle as a basis for every decision we have made so far. Our goal is to survive this crisis and move forward to accomplish the long-term goals that we have established. We expect to confront many difficulties. While I can’t predict the ultimate outcome, I can promise that these challenges will be met by a determined group of 2,012 individuals working together, looking out for each other and motivated to achieve a successful outcome. I am grateful for all of them.

Brett A. Roberts
Chief Executive Officer
May 20, 2020

Certain statements herein are forward-looking statements that are subject to certain risks. Please see “Forward-Looking Statements” on page 38 of our Annual Report on Form 10-K for the year ended December 31, 2019 and on our Current Report on Form 8-K filed April 20, 2020.

EXHIBIT A

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

($ in millions)	GAAP net income	Floating yield adjustment	Senior notes adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Imputed cost of equity	Economic Profit
2001	$24.7	$1.2	$—	$2.0	$(1.1)	$26.8	$(30.0)	$(3.2)
2002	$29.8	$2.8	$—	$2.9	$(4.5)	$31.0	$(35.6)	$(4.6)
2003	$24.7	$1.4	$—	$5.7	$5.6	$37.4	$(34.5)	$2.9
2004	$57.3	$(0.1)	$—	$(1.8)	$(3.2)	$52.2	$(34.4)	$17.8
2005	$72.6	$(2.2)	$—	$0.1	$(7.3)	$63.2	$(34.5)	$28.7
2006	$58.6	$0.4	$—	$(1.7)	$4.4	$61.7	$(29.6)	$32.1
2007	$54.9	$3.6	$—	$(1.2)	$4.4	$61.7	$(27.2)	$34.5
2008	$67.2	$13.1	$—	$0.4	$2.1	$82.8	$(35.8)	$47.0
2009	$146.3	$(19.6)	$—	$(1.8)	$0.1	$125.0	$(45.9)	$79.1
2010	$170.1	$0.5	$—	$(10.4)	$0.3	$160.5	$(47.8)	$112.7
2011	$188.0	$7.1	$—	$(1.3)	$0.3	$194.1	$(51.0)	$143.1
2012	$219.7	$—	$—	$(3.5)	$—	$216.2	$(56.6)	$159.6
2013	$253.1	$(2.5)	$—	$(2.3)	$—	$248.3	$(75.1)	$173.2
2014	$266.2	$(6.0)	$12.5	$(1.0)	$—	$271.7	$(87.5)	$184.2
2015	$299.7	$12.9	$(2.0)	$(0.8)	$—	$309.8	$(93.2)	$216.6
2016	$332.8	$28.1	$(2.1)	$1.8	$—	$360.6	$(113.8)	$246.8
2017	$470.2	$34.1	$(2.1)	$(102.4)	$—	$399.8	$(142.8)	$257.0
2018	$574.0	$(24.4)	$(2.5)	$7.4	$—	$554.5	$(214.1)	$340.4
2019	$656.1	$0.2	$(0.8)	$2.9	$—	$658.4	$(225.7)	$432.7

($ in millions)	GAAP average capital invested[1]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted average capital invested
2001	$466.2	$3.4	$—	$0.6	$—	$(0.3)	$469.9
2002	$457.1	$5.8	$—	$0.5	$—	$(1.4)	$462.0
2003	$430.3	$7.9	$—	$1.7	$—	$(2.4)	$437.5
2004	$476.5	$8.7	$—	$1.8	$—	$(3.3)	$483.7
2005	$519.4	$7.5	$—	$1.0	$—	$(4.5)	$523.4
2006	$548.0	$5.5	$—	$2.0	$—	$(7.0)	$548.5
2007	$706.1	$8.2	$—	$1.7	$—	$(5.9)	$710.1
2008	$960.7	$13.8	$—	$2.9	$—	$(2.4)	$975.0
2009	$983.6	$13.2	$—	$2.9	$—	$(1.0)	$998.7
2010	$1,057.3	$5.2	$—	$12.2	$—	$(0.5)	$1,074.2
2011	$1,346.0	$9.4	$—	$16.0	$—	$(0.3)	$1,371.1
2012	$1,715.3	$11.1	$—	$16.4	$—	$—	$1,742.8
2013	$2,024.5	$9.9	$—	$14.8	$—	$—	$2,049.2
2014	$2,324.8	$6.7	$(7.0)	$13.6	$—	$—	$2,338.1
2015	$2,792.8	$7.0	$14.7	$17.4	$—	$—	$2,831.9
2016	$3,513.1	$29.6	$12.7	$16.6	$—	$—	$3,572.0
2017	$4,200.2	$51.6	$10.6	$18.1	$(4.1)	$—	$4,276.4
2018	$5,425.8	$80.8	$9.7	$22.4	$(117.8)	$—	$5,420.9
2019	$6,399.2	$66.2	$0.6	$24.7	$(118.5)	$—	$6,372.2
1Average capital invested is defined as average debt plus average shareholders’ equity.
2The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.

	GAAP return on capital[3]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted return on capital
2001	7.3%	0.2%	0.0%	0.0%	0.4%	-0.2%	7.7%
2002	7.7%	0.5%	0.0%	0.0%	0.6%	-0.9%	7.9%
2003	6.9%	0.2%	0.0%	0.0%	1.3%	1.3%	9.7%
2004	13.5%	-0.3%	0.0%	0.0%	-0.3%	-0.6%	12.3%
2005	15.6%	-0.6%	0.0%	0.0%	0.0%	-1.3%	13.7%
2006	13.3%	-0.1%	0.0%	0.0%	-0.3%	1.0%	13.9%
2007	11.0%	0.4%	0.0%	0.0%	-0.2%	0.7%	11.9%
2008	9.8%	1.2%	0.0%	0.0%	0.0%	0.3%	11.3%
2009	17.0%	-2.2%	0.0%	0.0%	-0.2%	0.0%	14.6%
2010	18.9%	0.0%	0.0%	-0.2%	-1.0%	0.0%	17.7%
2011	16.7%	0.4%	0.0%	-0.2%	-0.1%	0.0%	16.8%
2012	15.1%	-0.1%	0.0%	-0.1%	-0.2%	0.0%	14.7%
2013	14.5%	-0.2%	0.0%	-0.1%	-0.1%	0.0%	14.1%
2014	13.1%	-0.3%	0.5%	-0.1%	0.0%	0.0%	13.2%
2015	12.5%	0.4%	-0.1%	-0.1%	0.0%	0.0%	12.7%
2016	11.3%	0.7%	-0.1%	0.0%	0.0%	0.0%	11.9%
2017	13.0%	0.7%	-0.1%	-0.1%	-2.3%	0.0%	11.2%
2018	12.8%	-0.6%	-0.1%	0.0%	0.4%	0.0%	12.5%
2019	12.6%	-0.1%	0.0%	0.0%	0.2%	0.0%	12.7%

	GAAP weighted average cost of capital[4]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted weighted average cost of capital[5]
2001	8.4%	0.0%	0.0%	0.0%	0.0%	0.0%	8.4%
2002	8.9%	0.0%	0.0%	0.0%	0.0%	0.0%	8.9%
2003	9.0%	0.0%	0.0%	0.0%	0.0%	0.0%	9.0%
2004	8.6%	0.0%	0.0%	0.0%	0.0%	0.0%	8.6%
2005	8.3%	0.0%	0.0%	0.0%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	0.0%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	0.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	0.0%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	0.0%	0.0%	0.0%	6.7%
2010	7.3%	0.0%	0.0%	-0.1%	0.0%	0.0%	7.2%
2011	6.5%	0.0%	0.0%	-0.1%	0.0%	0.0%	6.4%
2012	5.6%	0.0%	0.0%	-0.1%	0.0%	0.0%	5.5%
2013	5.7%	0.0%	0.0%	0.0%	0.0%	0.0%	5.7%
2014	5.2%	0.1%	0.0%	0.0%	0.0%	0.0%	5.3%
2015	5.0%	0.0%	0.0%	0.0%	0.0%	0.0%	5.0%
2016	4.9%	0.1%	0.0%	0.0%	0.0%	0.0%	5.0%
2017	5.1%	0.1%	0.0%	0.0%	0.0%	0.0%	5.2%
2018	6.3%	0.1%	0.0%	-0.1%	-0.1%	0.0%	6.2%
2019	6.0%	0.1%	0.0%	0.0%	-0.1%	0.0%	6.0%
3Return on capital is defined as net income plus after-tax interest expense divided by average capital.
4The weighted average cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)].
5The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt. The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.

NOTE: Amounts may not recalculate due to rounding.